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                                                                  R. B. Tibbatts
                                                                  (503) 598-3242

                                                              Victor L. Bartruff
                                                                  (541) 574-1127

                                                                 Lee S. Stenseth
                                                                  (360) 693-1246

Press Release

                           OREGON'S WEST COAST BANCORP
                       COMPLETES ACQUISITION OF VANCOUVER

         LAKE OSWEGO, OREGON July 1, 1996 - Effective July 1, 1996, West Coast Bancorp (NASDAQ:WCBO) completed its pending acquisition of Vancouver Bancorp. The shareholders of Vancouver Bancorp, the parent company of Bank of Vancouver of Vancouver, Washington, at the annual shareholder meeting held June 28, 1996, overwhelmingly approved the acquisition of Vancouver Bancorp by West Coast Bancorp, an Oregon bank holding company. All necessary state and federal regulatory approvals have been obtained.

         Vancouver Bancorp shareholders will be entitled to receive approximately 622,000 new shares of common stock valued at about $11.6 million. Also, the number of West Coast Bancorp shareholders will increase by approximately 200 to nearly 2,900 thus contributing to improve stock liquidity.

         West Coast Bancorp Co-President & CEO Rodney B. Tibbatts and Lee S. Stenseth, President of Bank of Vancouver jointly announced that, "Expansion into the vibrant Southwest Washington marketplace should enhance long-term shareholder value and promote opportunities to deliver financial services to a broader customer base. Our
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employees will benefit from added career opportunities and the communities we serve will benefit from our local management and decision making."

         According to Tibbatts, "Bank of Vancouver will continue to operate under its own name, with a local board of directors, management, and employees, and local decision-making authority. Also, as a result of adding Bank of Vancouver, we will be able to further increase efficiencies by leveraging our support service functions within West Coast Bancorp."

         In addition, Victor L. Bartruff, West Coast Bancorp Co-President & CEO announced that James J. Pomajevich, Chairman of the former Vancouver Bancorp, will become a member of the West Coast Bancorp Board of Directors and Lee S. Stenseth will remain President of Bank of Vancouver.

         Bank of Vancouver was founded in June, 1989 and continues to operate from a single location in Vancouver, Washington. As of March 31, 1996, the bank had assets of $86.7 million and loans of $65.1 million representing 75 percent of total assets.

         West Coast Bancorp, headquartered in Lake Oswego, Oregon, conducts its principal business through three bank subsidiaries - The Commercial Bank, Salem Oregon; The Bank of Newport, Newport Oregon; and Valley Commercial Bank, Forest Grove, Oregon; and operates its trust division as West Coast Trust. West Coast Bancorp, with approximately $530 million in total assets at March 31, 1996, is the largest community bank holding company based in Oregon.

         The combined West Coast Bancorp operates 27 full-service and two limited- service branches in 22 cities and 8 counties in Western Oregon and Southwest
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Washington.  As of March 31, 1996, the combined entity had approximately $616 million in assets.

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Note:  West Coast Bancorp is not NASDAQ:WCBC (California) or NASDAQ:WBAN
(Florida)